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CNB ELECTS TWO MEMBERS TO BOARD OF DIRECTORS

WORCESTER, Mass. — July 22, 2008 — CNB Financial Corp., (OTCBB:CFNA), the parent company for Commonwealth National Bank (Commonwealth), announced today Paula A. Aiello of Shrewsbury and Thomas J. Wickstrom of Whitinsville have been elected to its Board of Directors. Both have been members of CNB’s Advisory Board; Wickstrom served as its first chairman from June 2007 to present.

“We are pleased to welcome two outstanding members of the business community to our Board of Directors who bring exceptional professional experience and a strong commitment to civic involvement,” said Charles R. Valade, President and CEO of CNB.

Paula A. Aiello is Chief Financial Officer, Vice President of Administration for Youth Opportunities Upheld, Inc. of Worcester. She serves on the audit, finance, and investment committees for the organization. A certified public accountant, Aiello brings to CNB extensive experience in auditing banks as well as knowledge in financial and information technology operations and Sarbanes-Oxley compliance. She is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Central Massachusetts Financial Executives Organization. She received a BA in business administration from Bryant University where she graduated Magna Cum Laude.

Thomas J. Wickstrom is a partner in the law firm of Tashjian, Simsarian, & Wickstrom in Worcester, Whitinsville, and Grafton.  He holds a JD from Western New England College School of Law and a BS in business administration from the University of Massachusetts-Amherst Isenberg School of Management. He is past president and member of the Uxbridge Rotary Club, a corporator for the Greater Worcester Community Foundation, an executive committee member of the Worcester County Bar Association, and a member of the Town of Northbridge Master Plan Committee.

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth offers branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts. For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.